As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-265208

Registration No. 333-231378

Registration No. 333-195960

Registration No. 333-205914

Registration No. 333-156127

Registration No. 333-130507

Registration No. 333-221942

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265208

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231378

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195960

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205194

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-156127

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130507

POST-EFFECTIVE AMENDMENT NO. 4 ON FORM S-8 TO REGISTRATION STATEMENT ON FORM S-4 NO. 333-221942

UNDER THE SECURITIES ACT OF 1933

POTLATCHDELTIC CORPORATION

(Rayonier Operating Company LLC, as successor by merger to PotlatchDeltic Corporation)

(Exact name of registrant as specified in its charter)

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600

Spokane, Washington 99201

(Address of principal executive offices) (Zip code)

PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan

PotlatchDeltic Corporation 2019 Long-Term Incentive Plan

PotlatchDeltic Corporation 2014 Long-Term Incentive Plan

PotlatchDeltic Corporation Deferred Compensation Plan for Directors II, as amended

PotlatchDeltic Corporation Management Deferred Compensation Plan

Potlatch Corporation 2005 Stock Incentive Plan

Deltic Timber Corporation 2002 Stock Incentive Plan

(Full title of the plan)

Mark R. Bridwell

Executive Vice President, General Counsel and Corporate Secretary

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

(904) 357-9100

(Name and address of agent for service)(Telephone number, including area code, of agent for service)

With copies to:

David K. Lam, Esq.

Kyle M. Diamond, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a, “Registration Statement”, and collectively, the “Registration Statements”) filed by PotlatchDeltic Corporation, a Delaware corporation (the “Registrant”):

•

Registration Statement on Form S-8 (No. 333-265208), filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 25, 2022, pertaining to the registration of an aggregate of 1,400,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), issuable under the PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-231378), filed with the SEC on May 10, 2019, as amended by and including Post-Effective Amendment No. 1, filed with the SEC on May 13, 2019, pertaining to the registration of an aggregate of 1,200,000 shares of Common Stock issuable under the PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (the “2019 Plan”), the number of shares then available for future awards under the PotlatchDeltic Corporation 2014 Long-Term Incentive Plan and its predecessor plans (the “Prior Plans”) and the number of undelivered shares then subject to outstanding awards under the Prior Plans that would become available for future awards as provided for under the 2019 Plan;

•

Registration Statement on Form S-8 (No. 333-195960), filed with the SEC on May 15, 2014, as amended by and including Post-Effective Amendment No. 1, filed with the SEC on May 13, 2019, pertaining to the registration of an aggregate of 1,000,000 shares of Common Stock issuable under the PotlatchDeltic 2014 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (No. 333-205914), filed with the SEC on July 29, 2015, as amended by and including Post-Effective Amendment No. 1, filed with the SEC on July 30, 2015, pertaining to the registration of $5,000,000 in deferred compensation obligations under the Potlatch Corporation Deferred Compensation Plan for Directors II;

•

Registration Statement on Form S-8 (No. 333-156127), filed with the SEC on December 15, 2008, pertaining to the registration of $10,000,000 in deferred compensation obligations under the Potlatch Corporation Management Deferred Compensation Plan;

•

Registration Statement on Form S-8 (No. 333-130507), filed with the SEC on December 20, 2005, pertaining to the registration of an aggregate of 1,600,000 shares of Common Stock issuable under the Potlatch Corporation 2005 Stock Incentive Plan; and

•

Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 (No. 333-221942), filed with the SEC on February 21, 2018, as amended by and including Post-Effective Amendment No. 3, filed with the SEC on February 22, 2018, pertaining to the registration of an aggregate of 250,000 shares of Common Stock issuable under the Deltic Timber Corporation 2002 Stock Incentive Plan.

Pursuant to an Agreement and Plan of Merger, dated as of October 13, 2025 (the “Merger Agreement”), by and among the Registrant, Rayonier Inc., a North Carolina corporation (“Rayonier”), and Redwood Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Rayonier (“Merger Sub”), on January 30, 2026, on the terms and subject to the conditions of the Merger Agreement, the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a direct, wholly-owned subsidiary of Rayonier (the “Merger”).

In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Wildlight, Florida on February 2, 2026.

Rayonier Operating Company LLC (successor by merger to PotlatchDeltic Corporation)

By:	/s/ Mark R. Bridwell
Mark R. Bridwell
Authorized Person

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.